Exhibit 99.1

7-ELEVEN FINANCIAL SERVICES BUSINESS

Unaudited Interim Financial Statements for the
Three Months Ended March 31, 2006 and 2007
(Unaudited)

7-ELEVEN FINANCIAL SERVICES BUSINESS

BALANCE SHEETS
(Dollars in thousands)

	December 31,	March 31,
	2006	2007
		(unaudited)
ASSETS
Current assets
Cash	$13,015	$12,113
Accounts receivable	74,944	64,737
Other current assets	7,215	4,471
Total current assets	95,174	81,321
Property and equipment, net	91,817	87,103
Goodwill	35,593	35,593
Total assets	$222,584	$204,017

Liabilities and Shareholder’s Equity
Current liabilities
Accrued expenses and other liabilities	$72,341	$65,017
Capital lease obligations due within one year	1,465	1,378
Total current liabilities	73,806	66,395
Deferred credits and other liabilities	13,172	10,943
Long-term capital lease obligations	1,900	1,620
Commitments and contingencies
Shareholder’s equity
Common stock, $.10 par value	––	––
Additional paid-in capital	129,282	118,109
Accumulated earnings	4,424	6,950
Total shareholder’s equity	133,706	125,059
Total liabilities and shareholder’s equity	$222,584	$204,017

See notes to financial statements.

7-ELEVEN FINANCIAL SERVICES BUSINESS

STATEMENTS OF EARNINGS
(Dollars in thousands)
(Unaudited)

	Three Months Ended March 31,
	2006	2007
REVENUES:
Commissions	$31,581	$36,353
Other income	4,642	5,168
Total revenues	36,223	41,521
EXPENSES:
Commission expense to 7-Eleven	10,930	12,415
Other expenses	24,498	24,943
Operating, selling, general and administrative expenses	35,428	37,358
Interest expense, net	238	49
Total expenses	35,666	37,407
EARNINGS BEFORE INCOME TAXES	557	4,114
INCOME TAX EXPENSE	215	1,588
NET EARNINGS	$342	$2,526

See notes to financial statements.

7-ELEVEN FINANCIAL SERVICES BUSINESS

STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Three Months Ended March 31,
	2006	2007

CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$342	$2,526
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization of equipment	3,818	4,484
Deferred income taxes	386	(1,708)
Net loss on disposal of equipment	––	25
Decrease in accounts receivable	5,111	10,207
Decrease in other assets	1,808	2,702
Decrease in trade accounts payable and other liabilities	(16,956)	(7,803)
Net cash (used in) provided by operating activities	(5,491)	10,433

CASH FLOWS FROM INVESTING ACTIVITIES
Payments for purchase of equipment	(4,546)	(698)
Net cash used in investing activities	(4,546)	(698)

CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments under capital lease obligations	(2,563)	(367)
Capital contributions from (returned to) 7-Eleven, net	10,650	(10,270)
Net cash provided by (used in) financing activities	8,087	(10,637)
NET DECREASE IN CASH	(1,950)	(902)
CASH AT BEGINNING OF YEAR	15,392	13,015
CASH AT END OF PERIOD	$13,442	$12,113

See notes to financial statements.

7-ELEVEN FINANCIAL SERVICES BUSINESS

NOTES TO FINANCIAL STATEMENTS
THREE MONTHS ENDED MARCH 31, 2006 AND 2007
(Unaudited)

NOTE 1:  BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation– 7-Eleven, Inc. (the "Company" or "7-Eleven") operates a business consisting of a network of both traditional ATMs and advance-function devices ("Vcoms") in most of its stores and selected licensed stores in the United States.  The business consists of fixed assets, placement agreements governing the right to offer ATM services in 7-Eleven stores, product partner agreements and third party lease and service agreements ("7-Eleven Financial Services Business" or the "Business").  The Company has staff dedicated to the Business and allocates certain additional costs to the Business where appropriate.  The financial statements include the accounts of the Business.  The operations of the Business include both the operations of the ATM network used in 7-Eleven stores as well as the VcomTM equipment and services provided therein.  The assets and certain service agreements pertaining to the ATM network are maintained in a subsidiary of the Company known as Vcom Financial Services, Inc.

The balance sheet as of March 31, 2007, and the related statements of earnings and cash flows for the three-month periods ended March 31, 2006 and 2007, have been prepared by the Business without audit.  In the opinion of management, all adjustments necessary to state fairly the financial position at March 31, 2007, and the results of operations and cash flows for all periods presented have been made.  The results of operations for the interim periods are not necessarily indicative of the operating results for the full year.

The balance sheet as of December 31, 2006 is derived from the audited financial statements as of and for the year then ended but does not include all disclosures required by generally accepted accounting principles.  The notes accompanying the financial statements in the Business's audited report for the year ended December 31, 2006 include accounting policies and additional information pertinent to an understanding of both the December 31, 2006 balance sheet and the interim financial statements.  The information has not changed except as a result of normal transactions in the three months ended March 31, 2007, and as discussed in the notes herein.

Comprehensive Earnings - Comprehensive earnings are defined as the change in equity (net assets) of a business enterprise during a period, except for those changes resulting from investments by owners and distributions to owners.  There are no components of other comprehensive earnings and, consequently, comprehensive earnings are equal to net earnings.

NOTE 2:  RECENTLY ISSUED ACCOUNTING STANDARDS

Effective January 1, 2007, the Company adopted the provisions of Financial Accounting Standards Board ("FASB") Interpretation No. 48 ("FIN 48"), "Accounting for Uncertainty in Income Taxes," which clarifies the accounting for uncertainty in income taxes recognized in an entity's financial statements in accordance with FASB Statement No. 109, "Accounting for Income Taxes."  FIN 48 prescribes a recognition threshold and measurement criteria for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  FIN 48 also provides guidance on derecognition of tax benefits, classification on the balance sheet, interest and penalties, disclosure and transition.

The results of the Business are included in the income tax filings of the Company in the United States, all states and in various local jurisdictions.  To the extent that the Business may be included in an examination of the Company's income tax filings, the ultimate outcome of examinations and discussions with the Internal Revenue Service or other taxing authorities, as well as an estimate of any related change to amounts recorded for uncertain tax positions, cannot be presently determined.  As of the adoption date, the Business is subject to examination for tax years 2003 – 2006.

There were no unrecognized tax benefits or accrued interest or penalties applicable to the Business as of January 1, 2007.  Management does not believe it is reasonably possible that the total amount of unrecognized tax benefits will significantly increase or decrease within the next 12 months.

The Company recognizes interest accrued related to unrecognized tax benefits in interest expense and related penalties (if any) in operating, selling, general and administrative expenses.  The Company has not accrued interest or penalty expense for the Business related to FIN 48 for the three-month period ended March 31, 2007.